Exhibit 99.1

         Rogers Corporation's Chief Financial Officer Resigns

    ROGERS, Conn.--(BUSINESS WIRE)--March 11, 2005--Rogers Corporation (NYSE:ROG) announced today that James M. Rutledge, Vice President of Finance, Chief Financial Officer and Treasurer, has resigned effective today for personal reasons.
    Paul B. Middleton, Corporate Controller, has been appointed to the position of Acting Chief Financial Officer. Prior to joining Rogers in 2001, he was the Controller of the Tools Division of Cooper Industries and previously he served as its Corporate Internal Audit Manager. Mr. Middleton began his career with KPMG where he served as an Audit Manager before joining Cooper Industries.
    Robert M. Soffer, Vice President and Corporate Secretary, will assume the additional responsibilities of Treasurer during the search for the new CFO. During his 25 years with Rogers he has held a number of positions and was previously the Company's Treasurer.
    Robert D. Wachob, President and Chief Executive Officer commented, "We wish Jim well in his future endeavors. We have a strong and experienced financial group, and I have the utmost confidence in Paul Middleton and Bob Soffer in their additional roles, until we name a new CFO."

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Hong Kong, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2003 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    CONTACT: Rogers Corporation
             Editorial and Investor Contact:
             Edward J. Joyce, 860-779-5705
             Fax: 860-779-5509
             E-mail: edward.joyce@rogerscorporation.com
             Rogers' Web site: www.rogerscorporation.com